                                                                 EXHIBIT (e)(27)


                    FIRST AMENDMENT TO THE SOUTHDOWN, INC.
                    --------------------------------------
                KEY EMPLOYEE SECURITY OPTION PLAN (KEYSOP(TM))
                ----------------------------------------------


                                 W I T N E S S E T H:
                                 - - - - - - - - - -

   WHEREAS, Southdown, Inc. (the "Employer") presently maintains the Southdown, Inc. Key Employee Security Option Plan(TM) which became effective on
December 30, 1997 (the "Plan"); and

   WHEREAS, the Employer, pursuant to Article IV of the Plan, has the right to amend the Plan from time to time subject to certain limitations.

   NOW, THEREFORE, in order to make a certain revision desired by the Employer, the Plan is hereby amended in the following manner:

   1. Effective as of the date hereof, Section 1.1A is hereby added to Plan as follows:

     1.1A   Change in Control means, with respect to the Employer, the occurrence of the following events which shall be conclusively deemed to have occurred if (and only if) any of the following shall have taken place:
     (i) a change in control is reported by the Employer in response to either
     Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act), directly or indirectly, of securities of the Employer representing forty percent or more of the combined voting power of the Employer's then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board of Directors of the Employer ("Board") consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

   2. Effective as of the date hereof, the following sentence is hereby added to Section 4.4 of the Plan:

     Notwithstanding anything in this Section 4.4 to the contrary, upon the occurrence of a Change in Control, the provisions of this Section 4.4 (other than this sentence) shall be null and void and have no force and effect.

   IN WITNESS WHEREOF, Southdown, Inc. has caused this First Amendment to the Southdown, Inc. Key Employee Security Stock Option Plan(TM) to be executed on this 28th day of September, 2000.



                                SOUTHDOWN, INC.


                                By:  ______________________

                                       2